SCHEDULE 14A INFORMATION

     _______________________________________________________________________

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     _______________________________________________________________________

                           FILED BY THE REGISTRANT |_|
                 FILED BY A PARTY OTHER THAN THE REGISTRANT |X|

     _______________________________________________________________________

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Materials Pursuant to ss.240.14a-12


                            TRIKON TECHNOLOGIES, INC.
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

                      Spinner Global Technology Fund, Ltd.
      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:____

     2)   Aggregate number of securities to which transaction applies:____

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):____

     4)   Proposed maximum aggregate value of transaction:____

     5)   Total fee paid:____

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:____

     2)   Form, Schedule or Registration Statement No:____

     3)   Filing Party:____

     4)   Date Filed:____

Spinner Notes ISS Recommends AGAINST Trikon's Omnibus Incentive Plan

New York, NY. May 21 - Spinner Global Technology Fund ('The Fund') is pleased to note that Institutional Shareholder Services ('ISS'), the world's leading independent corporate governance agency, and proxy voting advisory service, has recommended that its clients vote against Trikon Technologies' Omnibus Incentive Plan at the upcoming Annual Meeting of Stockholders of Trikon Technologies, Inc. (NASDAQ: TRKN). The meeting is scheduled for Thursday, May 22, 2003 at 9:30am.

ISS has also recommended that shareholders withhold their votes for Steve Wertheimer, Richard Conn, and Robert Anderson, as directors of the company. Finally, ISS has recommended against ratifying the auditors, Ernst & Young, LLP, because of excessive non-audit related fees.

ISS also believes that independent directors should always make up a majority of the board. Trikon management's slate of directors does not meet this test. Without a majority of independent directors, the board is essentially captive to management. In this day and age, this is not acceptable corporate governance.

The Fund is soliciting votes to place a majority of independent directors on the board, by replacing two incumbent directors, Christopher Dobson and Steven Wertheimer, with two new independent directors, Peter Simone and Dr. William Elder.

As stated in the fund's proxy materials, we feel that electing Mr. Simone and Dr. Elder to the board of directors of Trikon will give the company directors focused on maximizing the value of Trikon for all stockholders. Both men can bring a great wealth of experience within the semiconductor industry to Trikon's board of directors.

Mr. Simone has worked in the semiconductor industry for almost 30 years. He has served in senior management positions with companies such as Speedfam-IPEC Inc., Active Control eXperts, Inc. (now a wholly owned subsidiary of Cymer, Inc.), Xionics Document Technologies, Inc., Simplex Time Recorder Company, Inc., and GCA Corporation. He currently is an industry consultant and sits on the boards of Cymer, Inc., Oak Technology, Inc., Newport Corporation and several private companies.

Dr. William Elder is currently the Chairman of the Board, President and CEO of Genus, Inc., a semiconductor capital equipment company which he was a founder of in 1981. He was a senior manager at Eaton Corporation and Fairchild Semiconductor prior to founding Genus. He also currently sits on the board of directors of Aehr Test Systems.

The Fund is also opposing the management proposal asking for stockholder approval of the Incentive Plan. The Fund believes that the Incentive Plan is a bad idea as (1) it could favor senior management over the employees for whom equity incentives are very important to the success of Trikon, (2) the number of shares reserved is 7.8% of the outstanding shares which we believe is too high, and (3) Trikon management has not indicated whether of nor it will expense the granting of the options and awards under the Incentive Plan.

Since our inception in 1993, the Fund has been primarily engaged in investment activities in marketable securities of smaller capitalization companies, with a primary focus on United States issuers in the information technology sector.

The Fund has filed a proxy statement with the Securities and Exchange Commission. All Trikon stockholders are advised to read the proxy statement because it contains important information. The proxy statement is available at no charge on the SEC's website at http://www.sec.gov.

Spinner Global Technology Fund, urges shareholders to support its nominees and vote against the Omnibus Incentive Plan by voting FOR the Fund's nominees on the BLUE proxy card. Questions regarding the voting of proxies or requests for assistance should be directed to our proxy solicitor, Georgeson Shareholder Communication, Keith Haynes 212-440-9915.

Contact: Spinner Global Technology Fund, Ltd. 212-223-3410 or info@spinnerasset.com.


                                       2